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                                                                    Exhibit 99.1

[LOGO]
                                                           For Immediate Release

Contact:  Mark E. Stephan
          Senior Vice President and
          Chief Financial Officer
          845-695-2640
          mstephan@mediacomcc.com


                 Mediacom Communications Announces Offering of
                  $500 Million of 9.50% Senior Notes due 2013

           --Transaction Increased from Original $300 Million Size--
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Middletown, NY --- January 18, 2001 --- MEDIACOM COMMUNICATIONS CORPORATION (the
"Company") (Nasdaq: MCCC) announced today that Mediacom LLC, its wholly- owned subsidiary, entered into an agreement to sell $500 million of 9.50% senior notes (the "Senior Notes") due January 15, 2013. The offering was increased from the previously announced $300 million size. The net proceeds from this transaction, which is expected to close on January 24, 2001, will be used to repay bank indebtedness under the Company's subsidiary revolving credit facilities and for general corporate purposes.

The Senior Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Senior Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Mediacom Communications is the 9th largest cable television company in the United States. The Company's cable systems pass approximately 1.2 million homes and serve approximately 780,000 basic subscribers in 22 states. Mediacom Communications offers an array of broadband services, including cable television, advanced digital video programming and high-speed Internet access. The Company was founded in July 1995 by Rocco B. Commisso, its Chairman and Chief Executive Officer, to acquire and operate cable television systems serving principally non-metropolitan markets in the United States.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company or Mediacom LLC anticipates. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents the Company and Mediacom LLC file from time to time with the Securities and Exchange Commission. The Company and Mediacom LLC are under no obligation (and expressly disclaim any such obligation) to update or alter their forward-looking statements, whether as a result of new information, future events or otherwise.


                      Mediacom Communications Corporation
100 Crystal Run Road  Middletown, NY 10941  845-695-2600  Fax 845-695-2639